UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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LendingClub Corporation

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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71 Stevenson Street, Suite 300

San Francisco, California 94105

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 10, 2015

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Stockholders of LendingClub Corporation (Annual Meeting) will be held on June 10, 2015 at 11:00 a.m. Pacific Time via the Internet at www.virtualshareholdermeeting.com/LC2015. There is no physical location for the Annual Meeting.

At the Annual Meeting, you will be asked to:

1.

Elect Daniel Ciporin and Jeffrey Crowe as Class I directors, each of whom is currently serving on our Board of Directors, to serve until the 2018 annual meeting of stockholders or until his successor has been elected and qualified or his earlier death, resignation or removal.

2.	Approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement.

3.	Approve, on a non-binding advisory basis, whether to hold a non-binding, advisory vote on the compensation of our named executive officers every one, two or three years.

4.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

5.	Transact such other business as may properly come before the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on April 14, 2015 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Jason Altieri

Corporate Secretary

San Francisco, California

April 24, 2015

Whether or not you expect to participate in the Annual Meeting, please vote via the Internet, by phone, or complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 10, 2015: THIS PROXY
STATEMENT, PROXY, AND THE ANNUAL REPORT ARE AVAILABLE AT
WWW.PROXYVOTE.COM

PROXY STATEMENT

April 24, 2015

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1. What is the purpose of the proxy materials?

The accompanying Notice of Internet Availability of Proxy Materials (Notice), Proxy Statement, form of proxy and Annual Report on Form 10-K for the year ended December 31, 2014 (Annual Report) contains information about the 2015 Annual Meeting of Stockholders (Annual Meeting) of LendingClub Corporation, a Delaware corporation (“Lending Club,” “we,” “us,” or “our’) and will be used to solicit proxies from our stockholders on behalf of the Board of Directors for the matters to be voted on at the Annual Meeting as described in this Proxy Statement. As a stockholder, you are invited to participate in the Annual Meeting via the Internet by visiting www.virtualshareholdermeeting.com/LC2015 and to vote on the items of business described in this Proxy Statement.

2. Who is entitled to vote at the Annual Meeting?

Only stockholders of record of our common stock at the close of business on April 14, 2015, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on the record date, we had 370,064,262 shares of common stock outstanding and entitled to vote. Holders of our common stock are entitled to one vote for each share held as of the above record date. A quorum is required for our stockholders to conduct business at the Annual Meeting. A quorum is present if stockholders holding at least a majority of the voting power of the shares of our common stock entitled to vote are present at the Annual Meeting in person or represented by proxy. Dissenters’ rights are not applicable to any of the matters being voted upon at the Annual Meeting.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (AST), you are considered the stockholder of record of those shares, and the Notice was provided to you. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Beneficial Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and the Notice was forwarded to you by your broker or nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares. Beneficial owners are also invited to participate in the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

3. How do I vote?

By Internet

You may vote via the Internet by going to www.proxyvote.com and following the instructions on the screen. Have your Notice, proxy card (for stockholders of record) or voting instruction form (for holders of shares in street name) available when you access the web page.

By Phone

You may vote by phone by calling the toll-free phone number on the proxy card (1-800-690-6903), which is available 24 hours a day, and following the prerecorded instructions. Have your Notice or proxy card available when you call. If you hold your shares in street name, your broker, bank, trustee or other nominee may provide additional instructions to you regarding voting your shares by phone.

By Mail

If you received your proxy materials by mail, you may vote by completing the enclosed proxy card, dating and signing it and returning it in the postage-paid envelope provided.

By Attending the Annual Meeting

If you are a stockholder of record, you can participate in the Annual Meeting online at www.virtualshareholdermeeting.com/LC2015 and vote your shares during the Annual Meeting. You will need the 12-digit control number included with these proxy materials to participate in the Annual Meeting.

Time for Voting Your Shares By Internet, By Phone or By Mail

You may vote via the Internet or by phone up until 8:59 PM Pacific Time on June 9, 2015. If you vote by mail, your proxy card must be received by June 9, 2015.

4. Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with the Securities and Exchange Commission (SEC) rules, we may furnish proxy materials, to our stockholders by providing access to these documents through the Internet instead of mailing printed copies. Accordingly, we sent the Notice to our stockholders of record and beneficial owners as of April 14, 2015, which is the record date.

5. How can I access the proxy materials over the Internet?

The Notice and proxy card or voting instruction card will contain instructions on how to view the proxy materials through the Internet, vote your shares through the Internet and request electronic delivery of future proxy materials. An electronic copy of this Proxy Statement and Annual Report are available at www.proxyvote.com.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you, and will reduce the environmental impact of printing and mailing these materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. You can terminate your election to receive proxy materials by email at any time.

6. How can I participate in the Annual Meeting?

You will be able to participate in the Annual Meeting online and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/LC2015. If you are a stockholder of record, you will also be able to vote your shares electronically at the Annual Meeting.

7. Why is the Annual Meeting being held only online?

We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders and the company. We believe that hosting a virtual Annual Meeting will enable increased stockholder participation since stockholders can participate from any location around the world.

8. How does the Board of Directors recommend I vote?

The Board of Directors recommends that you vote as follows:

“FOR” the election of Daniel Ciporin and Jeffrey Crowe as Class I directors (see Page 35);

“FOR” the approval of the compensation of our named executive officers as described under “Executive Compensation” (see Page 36);

“FOR” holding an advisory vote on executive compensation every “ONE YEAR” (see Page 37); and

“FOR” the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (see Page 38).

If you properly submit a proxy without giving specific voting instructions, the individuals named as proxy holders will vote in accordance with the recommendations of the Board of Directors set forth above.

The Board of Directors is not aware of any other matter that will be presented at the Annual Meeting. If any other matter is properly presented at the Annual Meeting, the persons named on the accompanying proxy card will, in the absence of stockholder instructions to the contrary, vote such proxy in their discretion

9. What votes are required to approve each of the proposals?

Proposal One. The two director nominees receiving the highest number of affirmative votes will be elected.

Proposal Two. The compensation of our named executive officers, as disclosed in the Proxy Statement, will be approved on a an advisory basis by the affirmative vote of a majority of the votes cast for or against the matter at the Annual Meeting. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and procedures described in this Proxy Statement. As an advisory vote, this proposal is not binding. However, our Board of Directors and Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Proposal Three. The preferred frequency with which we will conduct a non-binding advisory vote on the compensation of our named executive officers will be the option receiving the highest number of votes. As an advisory vote, this proposal is not binding. However, our Board of Directors and Compensation Committee will consider the choice that receives the most votes in making future decisions regarding the frequency of future votes on the compensation of our named executive officers.

Proposal Four. The ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015, will be determined by the affirmative vote of a majority of the votes cast for or against the matter at the Annual Meeting.

10. What is a broker non-vote and how are they and abstentions counted?

A broker non-vote occurs when shares held by a broker or nominee are not voted with respect to a particular proposal because the broker or nominee does not have discretionary authority to vote on the matter and has not received voting instructions from its client. If your broker or nominee holds your shares in its name and you do not instruct your broker or nominee how to vote, your broker or nominee will only have discretion to vote your shares on “routine” matters. Where a proposal is not “routine,” a broker or nominee who has received no instructions from its clients does not have discretion to vote its clients’ shares on that proposal. At our Annual Meeting, only Proposal Four (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Your broker or nominee will therefore not have discretion to vote on the following “non-routine” matters absent express direction from you: the election of directors, the non-binding advisory vote on the compensation of our named executive officers, and the non-binding advisory vote on the frequency with which we will conduct a non-binding advisory vote on the compensation of our named executive officers.

Broker non-votes and abstentions from voting (including brokers or nominees holding their clients’ shares of record who cause abstentions to be recorded) will be counted towards determining whether or not a quorum is present. However, because broker non-votes and abstentions are not voted affirmatively or negatively, they will have no effect on the approval of proposals one, two or three.

11. How will my proxy be voted?

All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal, or in the case of the election of directors, as a vote “for” election of all nominees presented by the Board of Directors, or in the case of the frequency of executive compensation votes, as a vote “for” one year.

12. How do I change or revoke my proxy?

Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to us stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or during the Annual Meeting, by voting again on a later date on the Internet or by phone (only your latest Internet or phone proxy submitted prior to the Annual Meeting will be counted) or by participation at the Annual Meeting and voting at the Annual Meeting via the Internet. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must vote via a legal proxy at the Annual Meeting.

13. Who will count the votes?

We have designated a representative of Broadridge as the Inspector of Elections who will count the votes.

14. How can I make proposals or nominate a director at next year’s annual meeting?

You may present proposals for action at a future meeting or submit nominations for election of directors only if you comply with the requirements of the proxy rules established by the SEC and our amended and restated bylaws, as applicable. In order for a stockholder proposal or nomination for director to be considered for inclusion in our Proxy Statement and form of proxy relating to our annual meeting of stockholders to be held in 2016, the proposal or nomination must be received by us at our principal executive offices no later than December 26, 2015. Stockholders wishing to bring a proposal or nominate a director before the annual meeting to be held in 2016 (but not include it in our proxy materials) must provide written notice of such proposal to our Secretary at our principal executive offices between February 26, 2016 and March 27, 2016 and comply with the other provisions of our amended and restated bylaws.

15. Who pays for the expenses of solicitation?

The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by us. Following the original mailing of the proxies and other soliciting materials, we or our agents may also solicit proxies in person, by phone or email. Following the original mailing of the proxies and other soliciting materials, we will request that banks, brokers, custodians, nominees and other stockholders of record of our common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers, custodians, nominees and other stockholders of record for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Stockholders voting via phone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from phone companies and Internet access providers, which must be borne by the stockholder.

16.	I share an address with another stockholder. Why did we receive only one copy of the proxy materials and how may I obtain an additional copy of the proxy materials?

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for a Notice of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” is intended to be convenient for stockholders and companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice, please notify your broker. Stockholders who have multiple accounts in their names or who share an address with other stockholders can request “householding” and authorize your broker to discontinue mailings of multiple annual reports and Proxy Statements by contacting your broker.

17.	How do I request paper copies of the proxy materials?

You may request paper copies of the 2015 proxy materials by following the instructions listed at www.proxyvote.com, by telephoning 1-800-579-1639 or by sending an e-mail to sendmaterial@proxyvote.com.

18.	Will a list of stockholders be made available?

We will make a list of record holders available ten days prior to the Annual Meeting, at our offices located at 71 Stevenson Street, Suite 300, San Francisco, California 94105. Please contact us at (415) 632-5600 if you wish to inspect the list of stockholders prior to the Annual Meeting.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors

Our business affairs are managed under the direction of our Board of Directors, which is currently comprised of nine members. Eight of our directors are independent within the meaning of the listing standards of the New York Stock Exchange. Our Board of Directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. In connection with Rebecca Lynn’s decision not to stand for reelection to our Board of Directors at the Annual Meeting, the Board of Directors will be reduced from nine to eight members, effective at the commencement of the Annual Meeting.

Our Board of Directors may establish the authorized number of directors from time to time by resolution. Our Board of Directors were elected as directors pursuant to the terms of a voting agreement that terminated upon the completion of our initial public offering (IPO).

During 2014, the Board of Directors held seven meetings and acted by unanimous written consent eight times. Each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she served during the periods that he or she served, other than Daniel Ciporin, who attended eight out of 12, or 67%, of the meetings of the Board of Directors, Compensation Committee and Risk Committee.

Although we do not have a formal policy regarding annual meeting attendance by members of our Board of Directors, we encourage our directors to attend.

Our Class I directors, if elected, will continue to serve as directors until the 2018 annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal.

Our Board of Directors has adopted Corporate Governance Guidelines, which can be accessed at http://ir.lendingclub.com under the heading “Governance Documents.”

Board Leadership

Our Board of Directors has no formal chair and the duties are performed by our Chief Executive Officer who (i) works with our Board of Directors to schedule meetings and set meeting agendas; (ii) presides as the chair at executive sessions of directors; (iii) serves as the principal liaison between our board of directors and our executive officers; (iv) briefs our Board of Directors on issues or concerns arising between meetings of our Board of Directors, (v) participates actively in corporate governance; and (vi) performs such other duties as our Board of Directors may, from time to time, delegate. Our Board of Directors believes that the performance of these duties by our Chief Executive Officer provides more consistent communication and coordination throughout the organization, which results in a more effective and efficient implementation of corporate strategy. Our Board of Directors further believes that this combination is important in unifying our strategy behind a single vision. We believe this structure provides consistent and effective oversight of our management and is optimal for us, our operations, stockholders and investors.

Board Role in Risk Oversight

Risk is an inherent part of our business and is critical to our innovation and success. We reward our executives for taking responsible risks in line with our strategic objectives and overall risk appetite. To ensure that we are executing according to our strategic objectives, our Board of Directors as a whole takes responsibility for overseeing our risk management, directly and through its committees. The oversight responsibility of the Board of Directors and its committees is informed by reports from our management team and from our internal audit department that are designed to provide visibility to the Board of Directors about the identification and assessment of key risks and our risk mitigation strategies. The full Board of Directors has primary responsibility for evaluating strategic and operational risk management, and succession planning. Our Audit Committee has the responsibility for overseeing our major financial and accounting risk exposures and the steps our management has taken to monitor and control these exposures, including related policies and procedures. Our Audit Committee also reviews our process for monitoring compliance with laws and regulations affecting financial reporting and oversees our internal audit function. Our Compensation Committee evaluates risks arising from our compensation policies and practices, as more fully described in “Executive Compensation—Compensation Discussion and Analysis—Compensation Risk Assessment.” Our Risk Committee assists our Board of Directors in its oversight of our key risks, including credit, technology and security, strategic, legal and compliance and operational risks, as well as the guidelines, policies and processes for monitoring and mitigating such risks. The Risk Committee also assists our Audit and Compensation Committees in the review and assessment of risks in those areas. The Audit, Compensation and Risk committees provide reports to the full Board of Directors regarding these and other matters.

Director Independence

Under the rules of the New York Stock Exchange, independent directors must comprise a majority of a listed company’s Board of Directors. In addition, the rules of the New York Stock Exchange require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of the New York Stock Exchange, a director will only qualify as an “independent director” if, in the opinion of that company’s Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board of Directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that Daniel Ciporin, Jeffrey Crowe, Rebecca Lynn, John J. Mack, Mary Meeker, John C. (Hans) Morris, Lawrence Summers and Simon Williams, representing eight of our nine directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing requirements and rules of the New York Stock Exchange. In making this determination, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Risk Committee. The composition and responsibilities of each of the committees of our Board of Directors is described below. Members will serve on these committees until their resignation or until otherwise determined by our Board of Directors. Each of these committees has a written charter, which are available on our website at http://ir.lendingclub.com under the heading “Governance Documents.”

Audit Committee

The members of our Audit Committee are Rebecca Lynn, John C. (Hans) Morris and Simon Williams (chair). All of the members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the New York Stock Exchange. Our Board of Directors has determined that Mr. Morris is an Audit Committee financial expert as defined under the applicable rules of the

SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the New York Stock Exchange.

In addition, Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an Audit Committee of a listed company may not, other than in his or her capacity as a member of the Audit Committee, the board of directors or any other committee of the board of directors (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (ii) be an affiliated person of the listed company or any of its subsidiaries.

All of the members of our Audit Committee are independent directors as defined under the applicable rules and regulations of the SEC and the New York Stock Exchange.

Our Audit Committee oversees financial risk exposures, including monitoring the integrity of our consolidated financial statements, internal controls over financial reporting, our internal audit function, and the independence of our independent registered public accounting firm. Our Audit Committee receives internal control-related assessments and reviews and discusses our annual and quarterly consolidated financial statements with management. In fulfilling its oversight responsibilities with respect to compliance matters affecting financial reporting, our Audit Committee meets at least quarterly with management, our internal audit department, our independent registered public accounting firm, our internal legal counsel and compliance department to discuss risks related to our financial reporting function.

During 2014, our Audit Committee held four meetings.

Compensation Committee

The members of our Compensation Committee are Daniel Ciporin, Jeffrey Crowe (chair), Rebecca Lynn and John J. Mack. All of the members of our Compensation Committee are independent under the applicable rules and regulations of the SEC and the New York Stock Exchange.

Our Compensation Committee oversees our executive officer and director compensation arrangements, plans, policies and programs and administers our cash-based and equity-based compensation plans and arrangements for employees generally.

During 2014, our Compensation Committee held three meetings.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are John J. Mack (chair), Mary Meeker and Lawrence Summers. All of the members of our Nominating and Corporate Governance Committee are independent under the applicable rules and regulations of the New York Stock Exchange.

Our Nominating and Corporate Governance Committee ensures that our Board of Directors is properly constituted to meet its statutory, fiduciary and corporate governance oversight. Our Nominating and Corporate Governance Committee will advise our Board of Directors on corporate governance matters and board performance matters, including making recommendations regarding director nominations and new appointments, the structure and composition of our Board of Directors and board committees and developing, recommending and monitoring compliance with corporate governance guidelines and policies and our code of conduct and ethics.

During 2014, our Nominating and Corporate Governance Committee held one meeting.

Risk Committee

The members of our Risk Committee are Daniel Ciporin, John C. (Hans) Morris (chair), Lawrence Summers and Simon Williams.

Our Risk Committee assists our Board of Directors in its oversight of our key risks, including credit, technology and security, strategic, legal, regulatory (other than related to our financial statements) and compliance and operational risks, as well as the guidelines, policies and processes for monitoring and mitigating such risks. The chair of our Risk Committee assists our Audit Committee in its review of the risks that have been delegated to our Audit Committee in its charter.

During 2014, our Risk Committee held two meetings.

Code of Conduct and Ethics

In connection with our IPO, our Board of Directors adopted a new code of conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and our other NEOs. The full text of the code of conduct and ethics is posted on the investor relations section of our website at http://ir.lendingclub.com under the heading “Governance Documents.” We intend to disclose future amendments to certain provisions of our code of conduct and ethics, or waivers of these provisions, on our website or in public filings.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has at any time during the past fiscal year been one of our officers or employees. None of our executive officers currently serves or in the past fiscal year has served as a member of our Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or our Compensation Committee.

Information Regarding Our Directors

The following table sets forth the names, ages as of March 31, 2015, and certain other information for each of the directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing members of our Board of Directors:

Directors with Terms expiring at the Annual Meeting	Class	Age	Position	Director Since		Current Term Expires	Expiration of Term for Which Nominated
Daniel Ciporin (1)(4) (nominee)	I	57	Director	2007		2015	2018
Jeffrey Crowe (1) (nominee)	I	58	Director	2007		2015	2018
Rebecca Lynn (1)(3)(6)	I	41	Director	2009		2015	—

Continuing Directors
John J. Mack (1)(2)	II	70	Director	2012		2016	—
Mary Meeker (2)	II	55	Director	2012		2016	—
John C. (Hans) Morris (3)(4)	II	56	Director	2013		2016	—
Renaud Laplanche	III	44	Founder, Chief Executive Officer and Director	2006		2017	—
Lawrence Summers(2)(4)	III	60	Director	2012		2017	—
Simon Williams(3)(4)	III	57	Director	2014	(5)	2017	—

(1) Member of the Compensation Committee.

(2) Member of the Nominating and Corporate Governance Committee.

(3) Member of the Audit Committee.

(4) Member of the Risk Committee.

(5) Mr. Williams previously served as a member of our Board of Directors from November 2010 to October 2011.

(6)

On April 15, 2015 Ms. Lynn notified us of her decision not to stand for reelection to our Board of Directors at the Annual Meeting. Ms. Lynn intends to serve as a member of the Board of Directors through the date of the Annual Meeting.

Nominees for Director

Daniel Ciporin has been a member of our Board of Directors since August 2007. Mr. Ciporin joined Canaan Partners, an investment firm, in March 2007 and is currently a general partner specializing in digital media, financial technology and e-commerce investments. From March 2006 to March 2007, Mr. Ciporin served as Chairman of the Internet Lab. From January 1999 to June 2005, Mr. Ciporin served as Chairman and Chief Executive Officer of Shopping.com. Prior to Shopping.com, Mr. Ciporin served as senior vice president of MasterCard International, where he managed global debit services. Mr. Ciporin currently serves on the Board of Directors of Borderfree, Inc. and several privately-held companies. Previously, Mr. Ciporin served on the Board of Directors of Primedia Inc. from 2006 to 2011 and Corel Corporation from 2007 to 2010. Mr. Ciporin holds an A.B. from Princeton University’s Woodrow Wilson School of Public and International Affairs and an M.B.A. from Yale University. Mr. Ciporin was chosen to serve on our Board of Directors because of his extensive experience in the technology, e-commerce and consumer credit industries and his investment and operational expertise.

Jeffrey Crowe has been a member of our Board of Directors since August 2007. Mr. Crowe joined Norwest Venture Partners, an investment firm, in 2004 and became managing partner in 2013. Mr. Crowe focuses on investments in the internet, consumer and software arenas and currently serves on the Board of Directors of RetailMeNot, Inc. and several privately held companies. From December 1999 to April 2001, Mr. Crowe served as President, Chief Operating Officer and Director of DoveBid. From May 1990 to November 1999, Mr. Crowe served as the Chief Executive Officer and director of Edify Corporation. Mr. Crowe holds a B.A. in history from Dartmouth College and an M.B.A. from the Stanford University Graduate School of Business. Mr. Crowe was chosen to serve on our Board of Directors because of his extensive experience advising internet and consumer companies.

Rebecca Lynn

Rebecca Lynn has been a member of our board of directors since March 2009. Ms. Lynn joined Morgenthaler Ventures, a venture capital firm, in 2007 and became a partner in 2010. She is also a partner at Canvas Venture Fund, a venture capital firm she co-founded in 2013. From 2003 to 2007, Ms. Lynn ran her own consulting business, Marengo Marketing. From 1998 to 2002, Ms. Lynn served as the Vice President of Marketing at NextCard, Inc., a consumer credit card company, after beginning her career at Procter and Gamble. Ms. Lynn also serves on the Board of Directors of several private companies. Ms. Lynn holds a B.S. in chemical engineering from the University of Missouri and a J.D./M.B.A. from the Haas School of Business and the University of California, Berkeley School of Law at the University of California, Berkeley. Ms. Lynn was chosen to serve on our Board of Directors because of her extensive experience advising financial services and internet companies and her investment expertise. On April 15, 2015 Ms. Lynn notified us of her decision not to stand for reelection to our Board of Directors at the Annual Meeting. Ms. Lynn intends to serve as a member of the Board of Directors through the date of the Annual Meeting.

Continuing Directors

For information on the business background of Mr. Laplanche, see “Executive Officers” below.

John J. Mack joined our Board of Directors in April 2012. Mr. Mack served as Chairman of the Board of Morgan Stanley, a financial services company, from 2005 to 2011, and served as the Chief Executive Officer of Morgan Stanley from June 2005 until December 2009, during which time he oversaw the firm’s conversion into a bank holding company. Mr. Mack was Co-Chief Executive Officer of Credit Suisse Group from 2003 to 2004 and the President, Chief Executive Officer and a director of Credit Suisse First Boston from 2001 to 2004. He became the President, Chief Operating Officer and a director of Morgan Stanley Dean Witter & Co. in 1997 and served in that position until 2001. Mr. Mack joined Morgan Stanley in 1972 in the bond department and served as head of the Worldwide Taxable Fixed Income Division from 1985 to 1992, became Chairman of the

Operating Committee in 1992 and became President in 1993. Mr. Mack is a senior advisor to Morgan Stanley & Co. LLC. Mr. Mack holds a B.A. in history from Duke University. Mr. Mack was chosen to serve on our Board of Directors because of his extensive experience advising and managing banking and financial services companies.

Mary Meeker joined our Board of Directors in June 2012. Ms. Meeker is a general partner at Kleiner Perkins Caulfield and Byers, or KPCB. Ms. Meeker joined KPCB in December 2010. She focuses on investments in the firm’s digital practice and helps lead KPCB’s Digital Growth Funds. From 1991 to 2010, Ms. Meeker worked at Morgan Stanley, where she served as a managing director and research analyst. Ms. Meeker holds a B.A. and Honorary Doctor of Letters degree from DePauw University and an M.B.A. from Cornell University. Ms. Meeker was chosen to serve on our Board of Directors because of her extensive experience advising and analyzing technology companies.

John C. (Hans) Morris joined our Board of Directors in February 2013. Mr. Morris founded Nyca Partners, a venture capital and advisory company, in 2014 and is the managing partner. From January 2010 until January 2014, he also served as a managing director and special advisor at General Atlantic, a growth equity firm. Mr. Morris previously served as the President of Visa, Inc. from 2007 to 2009. Prior to Visa, Mr. Morris spent 27 years at Citigroup, a banking and financial services company, and its predecessor companies in various leadership positions, with his final position as Chief Financial Officer and Head of Finance, Technology and Operations for Citi Markets and Banking. Mr. Morris also serves on the Board of Directors of KCG Holdings, Inc. and two other privately held companies. Mr. Morris holds a B.A. in government from Dartmouth College. Mr. Morris was chosen to serve on our Board of Directors because of his extensive experience in the banking and financial services industry and his financial expertise.

Lawrence Summers joined our Board of Directors in December 2012. Mr. Summers is the Charles W. Eliot University Professor & President Emeritus of Harvard University and the Weil Director of the Mossavar-Rahmani Center for Business & Government at Harvard’s Kennedy School. He became a tenured member of Harvard University’s faculty in 1983, served as President from 2001 to 2006 and returned to Harvard in 2011. He has served in various senior policy positions in Washington, D.C., including Secretary of the Treasury from 1999 to 2001, Director of the National Economic Council for President Obama from 2009 to 2011 and Vice President of Development Economics and Chief Economist of the World Bank from 1991 to 1993. He holds a B.S. in economics from the Massachusetts Institute of Technology and a Ph.D. in economics from Harvard University. Mr. Summers was chosen to serve on our Board of Directors because of his extensive economic, financial and business experience.

Simon Williams has been a member of our Board of Directors since November 2014 and previously served as a member of our Board of Directors from November 2010 to October 2011. From July 2011 to January 2015, Mr. Williams served as the Group General Manager, Group Head of Wealth Management at HSBC Bank’s wealth management business. Prior to joining HSBC Bank, Mr. Williams served as the Chairman and Chief Executive Officer of Camelot Financial Capital Management, a global investment group, which he founded in 2007. Previously, he served as a Senior Executive at Citigroup, Inc., holding various roles during his career, including Chief Risk Officer of Citibank Global Consumer Group. In addition, Mr. Williams has held senior management roles at GE Capital, Bain & Co. and PricewaterhouseCoopers LLP. Mr. Williams holds a degree in Mathematics from Exeter University and an M.B.A from INSEAD in France, where he graduated with Distinction. Mr. Williams is also a member of the Institute of Chartered Accountants in England and Wales. Mr. Williams was chosen to serve on our Board of Directors because of his extensive experience in the credit and financial industries and his investment, financial and operational expertise.

Considerations in Evaluating Director Nominees

Our Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. Candidates may come to its attention through current members of our Board of Directors, professional search firms, stockholders or other persons. In its evaluation of director candidates, our Nominating and Corporate Governance Committee will consider the current size and composition of our Board of Directors and the needs of our Board of Directors and the respective committees of our Board of Directors. Some of the qualifications that our Nominating and Corporate Governance Committee considers include business experience, diversity and personal skills in technology, banking, finance, marketing, financial reporting and other areas that are expected to contribute to an effective Board. Exceptional candidates who do not meet all of these criteria may still be considered. Director candidates must have sufficient time available in the judgment of our Nominating and Corporate Governance Committee to perform all board of director and committee responsibilities. Members of our Board of Directors are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Although our Board of Directors does not maintain a specific policy with respect to board diversity, our Board of Directors believes that our Board of Directors should be a diverse body, and our Nominating and Corporate Governance Committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our Nominating and Corporate Governance Committee may take into account the benefits of diverse viewpoints. Our Nominating and Corporate Governance Committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our Nominating and Corporate Governance Committee recommends to our full Board of Directors the director nominees for selection.

The Board of Directors does not distinguish between nominees recommended by stockholders and other nominees. However, stockholders desiring to nominate a director candidate at the Annual Meeting must comply with certain procedures. A stockholder of record can nominate a candidate for election to the Board of Directors by complying with the procedures in Article I, Section 1.11 of our Bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the Bylaws on nominations by stockholders. Any nomination should be sent in writing to the Secretary, LendingClub Corporation, 71 Stevenson Street, Suite 300, San Francisco, California 94105. Submissions must include the full name of the proposed nominee, complete biographical information, a description of the proposed nominee’s qualifications as a director, other information specified in our Bylaws and a representation that the nominating stockholder is a beneficial or record holder of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. These candidates are evaluated at meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to the Nominating and Corporate Governance Committee.

All proposals of stockholders that are intended to be presented by such stockholder at an annual meeting of Stockholders must be in writing and notice must be delivered to the Secretary at our principal executive offices not later than the close of business on the 75th day nor earlier than the close of business on the 105th day prior to the first anniversary of the preceding year’s annual meeting.

Director Compensation

The non-employee members of our Board of Directors who are not affiliated with our significant stockholders generally receive a stock option award upon commencement of their service as a director. During 2014, none of our directors received any cash compensation for services as a member of our Board of Directors.

From time to time, we reimburse certain of our non-employee directors for travel and other expenses incurred in connection with attending our board and committee meetings. Mr. Laplanche, our Chief Executive Officer, receives no compensation for his service as a director.

In July 2014, our Compensation Committee approved a non-employee director compensation policy, which took effect beginning in 2015. Pursuant to this policy, our non-employee directors will receive (i) an annual retainer of $40,000, (ii) an equity award upon initial election to our Board of Directors having a value equal to $574,000 and a four-year term, and (iii) an annual equity award having a value of $200,000 and a one-year term. The first annual retainer payment and first annual equity award will be made following our Annual Meeting. In the event of a change in control, the equity awards granted under our non-employee director compensation policy will immediately vest in full.

EXECUTIVE OFFICERS

Executive Officers

The following table identifies certain information about our executive officers as of March 31, 2015. Each executive officer serves at the discretion of our Board of Directors and holds office until his or her successor is duly appointed or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Renaud Laplanche	44	Chief Executive Officer and Director
Carrie Dolan	50	Chief Financial Officer
Scott Sanborn	45	Chief Operating and Marketing Officer
John MacIlwaine	45	Chief Technology Officer
Chaomei Chen	56	Chief Risk Officer

Renaud Laplanche is our founder and has served as our Chief Executive Officer and as a member of our Board of Directors since October 2006. From June 2005 to October 2006, Mr. Laplanche served as Head of Product Management, Search Technologies, for Oracle Corporation, a computer technology corporation. From September 1999 to June 2005, Mr. Laplanche served as the founder and Chief Executive Officer of TripleHop Technologies, an enterprise software company, the assets of which were acquired by Oracle Corporation in June 2005. Mr. Laplanche holds a post-graduate DESS-DJCE degree (tax and corporate law) from the Université de Montpellier, Montpellier, France and an M.B.A. from HEC Business School, Paris, France. Mr. Laplanche was chosen to serve on our Board of Directors because of the perspective and experience he brings as our founder and Chief Executive Officer and his experience with high growth technology companies.

Carrie Dolan has served as our Chief Financial Officer since August 2010. From May 2007 to January 2010, Ms. Dolan served as Treasurer for The Charles Schwab Corporation, a financial advisory company. She also served as Chief Financial Officer of Schwab Bank from January 2008 to January 2010. Ms. Dolan holds a B.S. in finance and accounting and an M.B.A. from the University of California, Berkeley’s Haas School of Business.

Scott Sanborn has served as our Chief Operating and Marketing Officer since April 2013 and served as our Chief Marketing Officer from May 2010 to March 2013. From November 2008 to February 2010, Mr. Sanborn served as the Chief Marketing and Revenue Officer for eHealthInsurance, an e-commerce company. Mr. Sanborn holds a B.A. in literature from Tufts University.

John MacIlwaine has served as our Chief Technology Officer since July 2012. From December 2011 to July 2012, Mr. MacIlwaine served as the Chief Information Officer at Green Dot Corporation, a provider of prepaid financial services. From April 2007 to November 2011, Mr. MacIlwaine served as head of global development at Visa, Inc., a credit card company, where he led program management and information services, including web application development, data warehousing, business intelligence and mobile development, and oversaw all new technology initiatives. Mr. MacIlwaine holds a B.S.E. in computer engineering from the University of Michigan.

Chaomei Chen has served as our Chief Risk Officer since June 2011. From September 2009 to May 2011, Ms. Chen was involved in non-profit community activities and business consulting. From September 2008 to August 2009, Ms. Chen served as the Chief Risk Officer at JP Morgan Chase Card Services, a credit card company, where she was responsible for business and credit risk in the Washington Mutual portfolio. Ms. Chen holds a B.S. in mathematics from Southwestern Jiaotong University in China and an M.S.E. in mathematical science from The Johns Hopkins University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This section describes our executive compensation philosophy, objectives and design, our compensation- setting process, our executive compensation components and the decisions made in 2014 for our named executive officers (NEOs), who were the following executive officers for 2014:

•	Renaud Laplanche, our founder and Chief Executive Officer;

•	Carrie Dolan, our Chief Financial Officer;

•	Scott Sanborn, our Chief Operating and Marketing Officer;

•	John MacIlwaine, our Chief Technology Officer; and

•	Chaomei Chen, our Chief Risk Officer.

The compensation provided to our NEOs for 2014 is set forth in detail in the Summary Compensation Table and other tables and the accompanying footnotes and narrative that follow this section.

Executive Compensation Philosophy, Objectives and Design

Philosophy. Our mission is to transform the banking system. To succeed, we must develop new products, update existing products, attract borrowers and investors, operate within an efficient cost structure and deliver a great borrower and investor experience. To achieve these objectives, we need a highly talented team of engineering, product, marketing and general and administrative professionals. We also expect our team to possess and demonstrate strong leadership and management capabilities.

We believe that to attract, retain and motivate highly talented employees, including our executives, we must foster our company culture, which serves as the basis on which we hire, evaluate and reward the performance of our employees and that we must also continue to review and, when necessary, make changes to our executive compensation.

Objectives. The objectives of our executive compensation are to:

•	recruit an exceptional executive team;

•	incentivize and reward the achievement of strategic and financial goals of the company, with an emphasis on long-term goals;

•	ensure each of our executive officers receives a total compensation package that encourages his or her long-term retention; and

•	align the interests of our executives with those of our stockholders.

Design. Our executive compensation has been principally weighted toward equity, in the form of stock options. Our Board of Directors believes that this form of compensation focuses our executives on achieving our long-term strategic and financial goals. Our Board of Directors also believes that making equity awards a key component of executive compensation aligns the executive team with the long-term interests of our stockholders. To maintain competitive executive compensation, we also offer cash compensation in the form of (i) base salaries to reward individual contributions and compensate our employees for their day-to-day responsibilities and (ii) annual bonuses to reward and incentivize achievement of our shorter-term objectives.

As part of our planning for the transition to being a publicly-traded company, our management and Board of Directors engaged Compensia, a national compensation consulting firm, in October 2013 to assess our executive pay levels relative to public company market norms and, in December 2013, our Board of Directors formed a Compensation Committee. Our Compensation Committee, with the assistance of Compensia, evaluated our executive compensation, including our mix of cash and equity compensation in 2014 and approved changes to our program.

We will continue to evaluate our executive compensation at least annually and more frequently if circumstances require based on our business objectives and the competitive environment for talent. We anticipate continuing our emphasis on pay-for-performance and long-term incentive compensation for our executive officers. Our Compensation Committee again retained Compensia to provide executive compensation advisory services for 2015.

Compensation-Setting Process

Role of Management. In setting 2014 compensation, our Chief Executive Officer, Chief Financial Officer and Chief People Officer worked closely with our Compensation Committee. Our Chief Executive Officer made recommendations to our Compensation Committee regarding compensation for our executive officers other than himself because of his daily involvement with our executive team. No executive officer participated directly in the final deliberations or determinations regarding his or her own compensation package.

Role of Our Compensation Committee. Our Compensation Committee oversees our NEO and director compensation, including making recommendations regarding our Chief Executive Officer’s compensation. Our Compensation Committee is expected to meet at least twice a year or more frequently, as determined appropriate by our Compensation Committee.

Compensation Governance. Our Compensation Committee seeks to ensure sound executive compensation practices to adhere to our pay-for-performance philosophy while appropriately managing risk and aligning our compensation with the creation of long-term value for our stockholders. We put the following practices in effect following the completion of our IPO:

•	our Compensation Committee is comprised solely of independent directors under the NYSE listing standards;

•	our Compensation Committee conducts an annual review and approves our compensation strategy; and

•	our Compensation Committee retains discretion on bonus payouts to enable it to respond to unforeseen events and adjust bonus payouts as appropriate.

Role of Compensation Consultant. Our Board of Directors selected Compensia to advise on executive compensation matters given its expertise in the technology industry and its knowledge of our peer companies. During 2014, Compensia provided the following services to our Compensation Committee:

•	advised on our transitioning of executive pay from private company practices to those of a publicly- traded company;

•	assisted in the development of the peer group of companies we use to understand market competitive compensation practices;

•	reviewed and assessed our Chief Executive Officer and other executive officer base salaries, cash bonuses and equity compensation levels and plan structures relative to the market and our peers;

•	reviewed and assessed market and best practices with respect to executive severance and change in control arrangements;

•	assisted in the development of our equity compensation strategy, including the development of award guidelines and an aggregate spending budget; and

•	reviewed and assessed board of director compensation market practices.

Compensia does not provide any services to us other than the services described above. In April 2015, the Compensation Committee assessed the independence of Compensia pursuant to SEC and NYSE rules and concluded that no conflict of interests exists that would prevent Compensia from independently advising the Compensation Committee.

Use of Comparative Market Data.

In connection with our retention of Compensia, our Compensation Committee directed management to conduct a market analysis for purposes of understanding the competitive market for executive talent and making executive compensation comparisons. As part of this undertaking, we formalized our process of identifying a peer group for comparative purposes. Following discussions with our management team, our Compensation Committee and Compensia identified comparative peer group companies that they believed would be useful in determining a reference point for what we should consider to be “market” levels of cash and equity compensation.

In developing our compensation peer group, we focused primarily on public technology companies whose shares are listed in the United States. We considered the revenue, revenue growth, net income and market capitalization of these companies, and determined that selecting peer companies with levels both above and below our own financial metrics was appropriate. Our management and Compensation Committee believed that the peer group established was appropriate due to our historical and recent rapid growth. The compensation peer group includes a combination of internet and technology companies where, as a result of rapid growth, the scope and complexity of the peer companies’ senior executive positions were comparable to the scope and complexity of our executive positions.

In 2014, our Compensation Committee determined to use the following peer group of companies:

Angie’s List	Pandora Media
CoStar Group	ServiceNow
Financial Engines	Splunk
HomeAway	Trulia
Linkedin	Workday
MarketAxess Holdings	Yelp
MercadoLibre	Zillow
OpenTable

Our Compensation Committee expects to periodically review and update this peer group.

Our management and our Compensation Committee also reviewed compensation data from a group of technology companies with revenues between $200 million and $1 billion in the Radford Global Technology Survey published by AON (Radford Survey).

In setting NEO compensation for 2014, our Compensation Committee reviewed our executive compensation against our peer group and the Radford Survey to ensure that our executive officer compensation is sufficient to achieve its objectives. Management provided our Compensation Committee with total compensation data at various percentiles within both the peer group and the Radford Survey. Overall, based on our peer group analysis, annual base and total cash compensation for each of our NEOs was generally below the median of similarly situated executives in both our peer group and the Radford Survey.

Our Compensation Committee also reviewed the in-the-money value of current vested and unvested equity holdings of our executive officers against a reference group of recent technology company initial public offerings with post- offering market capitalizations of greater than $500 million in making the equity-related compensation decisions discussed under “Compensation Discussion and Analysis—Equity Compensation.”

While our Compensation Committee considered this data in determining executive officer compensation, it did not seek to benchmark our total executive compensation to any particular level. The total compensation for our NEOs was not determined based on any pre-set “target” percentile of market. Rather, we sought to compensate our executive officers at a level that would allow us to successfully retain the best possible talent for our executive team. We relied heavily on the knowledge and experience of our Compensation Committee and management in determining the appropriate compensation levels for our executive officers.

Executive Compensation Components

Elements of Executive Compensation. Our 2014 Named Executive Officer compensation packages include:

•	base salary;

•	cash bonuses; and

•	equity-based compensation in the form of stock options;

We believe that our compensation mix supports our objective of focusing on at-risk compensation having significant financial upside based on company and individual performance. We expect to continue to emphasize equity awards because of the direct link that equity compensation provides between stockholder interests and the interests of our executive officers, thereby motivating our executive officers to focus on increasing our value over the long term.

Base Salary. In determining base salaries for 2014, our Compensation Committee considered the overall compensation package of our executives and, in particular, the fact that we have assigned greater emphasis on providing equity compensation in the form of stock options in order to motivate our executive team and foster long-term growth for the benefit of our stockholders. Historically, our executive officers have received base salaries within a very narrow range that was established when we were a smaller company and that was based on our desire to maintain internal pay equity between executive officers. As we have grown, we have gradually increased base salaries for our executive officers with the goal of bringing salaries closer to market levels for each role over time.

In January 2014, our Compensation Committee reviewed executive base salaries. Our Compensation Committee approved base salaries of $461,500, $350,000, $330,000 and $300,000 for Mr. Laplanche, Mr. Sanborn, Ms. Dolan and Ms. Chen, respectively. Mr. MacIlwaine’s base salary of $300,000 did not change. The changes were made in order to bring salaries of each of our NEOs closer to the median of similarly situated executives in our peer group.

Cash Bonuses. Our Board of Directors approved cash bonuses for 2014 for our executive officers, including our NEOs, in order to reward our executive officers for achieving our financial and operational goals. Historically, target cash bonuses for executive officers, which had been established as target dollar amounts, varied based on specific negotiations with the individual, usually in connection with the individual’s hiring. In determining target bonuses for 2014, our Compensation Committee considered the peer group and Radford Survey data and recommended target cash bonuses for our NEOs in-line with the median survey data as a percentage of each NEO’s weighted average salary for the performance period.

Executive bonuses for 2014 were based on the achievement of financial corporate performance metrics during such period, with pro-rata payout between 25% and 150% of the target performance level established for each metric. For this period, 100% of our Chief Executive Officer’s bonus was based on the achievement of these corporate performance metrics, while 75% of each other NEO’s bonus was based on the achievement of the corporate performance metrics and 25% of the bonus was based on individual performance as determined by our Chief Executive Officer.

Corporate Performance Metrics. Our Compensation Committee established total revenue and adjusted EBITDA margin as the two financial measures to be used as our corporate performance metrics for the payment of cash bonuses for the 2014 performance period. The total revenue target for the 2014 performance period was $202 million, which was weighted at 60%, and our adjusted EBITDA margin target was 9%, which was weighted at 40%. Our Compensation Committee had previously used adjusted EBITDA, as opposed to adjusted EBITDA margin as the performance metric for this element of corporate performance. Given the leverage in our financial model and long-term focus on expanding margins, the Compensation Committee made the decision to switch to adjusted EBITDA margin for the 2014 performance period.

For additional information about adjusted EBITDA margin, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reconciliations of Non-GAAP Financial Measures” in our Annual Report.

At the time these performance metrics were set, our Compensation Committee believed that the corporate performance metrics were challenging and aggressive. In order to reach target payouts, we would have had to achieve an exceptional year-over-year increase in our annual total revenue and adjusted EBITDA margin. Our Compensation Committee believed that the achievement of the performance metrics at the target levels would require excellent leadership, effective management and a clear focus on driving and achieving results throughout the period.

Individual Performance Measures. We expect a high level of performance from each of our executive officers in carrying out his or her respective responsibilities. As a result, each executive officer is evaluated based on his or her overall performance. Our Chief Executive Officer evaluates each executive officer’s individual performance (other than his own) and compensation level and, for purposes of determining bonuses, made a recommendation to our Compensation Committee.

Bonus Payments for the 2014 performance period. In early 2015, our Compensation Committee reviewed estimates of our corporate performance for the year ended December 31, 2104 against our performance metrics and determined that we achieved 120% of our revenue target and 115% of our Adjusted EBITDA margin target, yielding a blended rate of 118% corporate performance achievement. This corporate performance rate is also used to fund the employee bonus pool and used as a guideline to determine the payout percentage of all employee cash bonuses, which are distributed in a lump sum earlier in the year than our NEO bonus payouts. Our management decided to use an actual corporate performance achievement payout rate for all employee bonuses of 110%. Our Compensation Committee used the same percentage to establish the size of the bonuses available to executives, including our NEOs, for the 2014 performance period.

The following table summarizes the calculations that were used in determining the cash bonus paid in February 2015 to each of our NEOs for the 2014 performance period:

	Current Annual Salary ($)	2014 Weighted Average Salary ($)	Bonus Target (%)	Bonus Target ($)	Individual Bonus Component (%)	Individual Bonus Achievement (%)	Company Bonus Component (%)	Company Bonus Achievement (%)	Total Bonus Payout ($)
Renaud Laplanche	461,500	438,171	85	372,446	0	N/A	100	110	409,690
Carrie Dolan	330,000	328,288	50	164,144	25	110	75	110	180,558
Scott Sanborn	350,000	345,000	65	224,250	25	200	75	110	297,131
John MacIlwaine	300,000	299,178	50	149,589	25	125	75	110	170,158
Chaomei Chen	300,000	294,329	35	103,015	25	100	75	110	110,741

Equity Compensation. We have used stock options as the principal component of our executive compensation. Consistent with our compensation objectives, we believe this approach aligns our executive team’s contributions with our long-term interests and allows our executive team to participate in any future appreciation in our common stock. We believe that stock options also serve as an effective retention tool due to vesting requirements that are based on continued service with us and help create an ownership culture. In granting stock options, we customarily considered, among other things, the executive officer’s cash compensation, the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value, our financial results, an evaluation of the expected and actual performance of each executive officer, his or her individual contributions and responsibilities and market conditions.

In 2014, our Compensation Committee undertook a review of the aggregate stock options held by each NEO. This review involved a comparison of the aggregate equity awards held by our NEOs compared to our peer group, as well as an analysis of each NEO’s total equity holdings in light of the objective of long-term retention. A review of the stock options held by our NEOs showed that a significant portion of the stock options would become vested in 2015 and the remaining unvested portion would be almost entirely vested in 2016. We believe that unvested stock options are an effective retention tool due to the continued service required for additional payouts. Therefore, in February 2014, at the recommendation of our Compensation Committee, our Board of Directors granted stock options to our NEOs. Our Compensation Committee reviewed the aggregate number of shares subject to stock options held by each of our NEOs, taking into consideration the unvested portion and the value of such stock options, as well as the need to maintain the retention value of unvested stock options. Based on such review, our Compensation Committee recommended, and our Board of Directors approved, the grant of stock options to purchase 2,701,884, 1,350,944, 665,388, 483,920 and 326,644 shares of our common stock to Mr. Laplanche, Mr. Sanborn, Ms. Dolan, Mr. MacIlwaine and Ms. Chen, respectively. These awards will vest over five years, in 16 quarterly increments beginning one year after the date of grant.

Benefits Programs

Our employee benefit programs, including our 401(k) plan, our 2014 Employee Stock Purchase Plan (ESPP) and health and welfare programs, are designed to provide a competitive level of benefits to our employees generally, including our executive officers and their families. We adjust our employee benefit programs as needed based on regular monitoring of applicable laws and practices and the competitive market. Our executive officers are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as all other full-time employees.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our compensation. Accordingly, we do not generally provide perquisites to our executive team. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive in the performance of his or her duties, to make our executive team more efficient and effective and for recruitment, motivation or retention purposes. All future practices with respect to perquisites or other personal benefits will be subject to review and approval by our Compensation Committee.

Post-Employment Compensation

In January 2015, we entered into new employment agreements with each of our NEOs. For additional information regarding these employment agreements, see “—Employment Agreements.”

The new employment agreements with our NEOs also provide for certain protection in the event of their termination of employment under specified circumstances, including following a change in control. We believe that these protections are necessary to induce these individuals to forego other opportunities. We also believe that entering into these arrangements will help our executives maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change in control of our company.

For additional information regarding these severance and change in control arrangements, see “—Potential Payments Upon Termination or Change in Control.”

162(m) Tax Deductibility

Section 162(m) of the Code limits the amount that we may deduct from our federal income taxes for remuneration paid to our NEOs to $1 million per executive officer per year, unless certain requirements are met. Section 162(m) provides an exception from this deduction limitation for certain forms of “performance-based compensation,” as well as for the gain recognized by covered executive officers on the exercise of qualifying compensatory stock options. In addition, “grandfather” provisions may apply to certain compensation arrangements that were entered into by a corporation before it was publicly held. We believe that, to date, all of the compensation that has been granted to our NEOs has been exempt from the Section 162(m) deduction limitation. While our Compensation Committee is mindful of the benefit to us of the full deductibility of compensation, our Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, our Compensation Committee has not adopted a policy that requires that all compensation be deductible. Our Compensation Committee intends to continue to compensate our executive officers in a manner consistent with the best interests of our company and stockholders.

Compensation Risk Assessment

Our management team evaluates and mitigates any risk that may exist relating to our compensation plans, practices and policies for all employees, including our NEOs. Management assesses all of our executive, sales and broad-based compensation plans to determine if any provisions or practices create undesired or unintentional risk of a material nature. This risk assessment process included a review of plan design, including business drivers and performance measures. Incentive compensation plan design varies across our business based on differing goals established for particular business functions. Incentive compensation targets are reviewed annually and adjusted as necessary to align with our company performance goals and the overall compensation to ensure an appropriate balance between fixed and variable pay components and between short- and long-term incentives. Our management has concluded that these policies and practices do not create risk that is reasonably likely to have a material adverse effect on us.

Summary Compensation Table

The following table provides information regarding the compensation earned during the years ended December 31, 2014 (FY 2014), 2013 (FY 2013), the nine months ended December 31, 2012 and the year ended March 31, 2012 (FY 2012) by each of our NEOs:

Name and Principal Position	Year(1)	Salary ($)	Bonus ($)		Non-Equity Incentive Plan Compensation ($)(2)	Option Awards ($)(3)	Total ($)
Renaud Laplanche	FY 2014	438,750	—		409,690	10,781,599	11,630,040
Chief Executive Officer	FY 2013	314,583	—		203,625	—	518,208
	9 Months 2012	216,667	—		168,750	813,738	1,199,155
	FY 2012	250,000	—		100,000	—	350,000

Carrie Dolan	FY 2014	329,167	—		180,558	2,655,166	3,164,891
Chief Financial Officer	FY 2013	314,583	—		152,266	—	466,849
	9 Months 2012	220,833	—		103,125	325,495	649,453
	FY 2012	275,000	—		87,500	—	362,500

Scott Sanborn	FY 2014	345,833	—		297,131	5,390,809	6,033,773
Chief Operating and	FY 2013	314,583	—		162,516	—	477,099
Marketing Officer	9 Months 2012	220,833	—		105,750	406,869	733,452
	FY 2012	275,000	—		90,000	—	365,000

John MacIlwaine	FY 2014	300,000	—		170,158	1,931,036	2,401,193
Chief Technology Officer	FY 2013	300,000	87,500	(4)	117,198	—	504,698
	9 Months 2012	126,154	—		68,656	598,901	793,711

Chaomei Chen	FY 2014	295,000	—		110,741	1,303,440	1,709,181
Chief Risk Officer	FY 2013	270,000	—		86,516	—	356,516
	9 Months 2012	199,167	—		51,563	—	250,730
	FY 2012	208,333	—		34,356	306,786	549,475

(1)

Effective December 31, 2012, we changed our fiscal year end from March 31 to December 31. Amounts in the “FY 2013” row reflect compensation earned from January 1, 2013 to December 31, 2013. Amounts in the “9 Months 2012” row reflect compensation earned from April 1, 2012 to December 31, 2012. Amounts in the “FY 2012” row reflect compensation earned from April 1, 2011 to March 31, 2012.

(2)	For more information regarding our non-equity incentive plan awards, see “—Compensation Discussion and Analysis—Executive Compensation Components—Cash Bonuses.”
(3)

The amounts reported in this column do not reflect the amounts actually received by our NEOs. These amounts instead reflect the aggregate grant date fair value of each stock option granted to our NEOs during the period presented, as computed using the Black-Scholes option pricing model in accordance with FASB ASC 718. Assumptions used in the calculation of these amounts are included in Note 12 to consolidated financial statements included in our Annual Report. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our NEOs who have received options will only realize compensation with regard to these options to the extent that the NEO’s fulfill the vesting requirements and the market price of our common stock is greater than the exercise price of such options on the day of exercise.

(4)	Includes two installments of $43,750 each for Mr. MacIlwaine’s starting bonus.

Grants of Plan-Based Awards In 2014

The following table sets forth certain information regarding grants of plan-based awards to our NEOs during 2014.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Underlying Options	Exercise or Base Price of Option Awards ($/Share)	Aggregate Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)
Renaud Laplanche	2/24/2014	—	—	—	2,701,884	4.99	10,781,599
	7/23/2014	93,111	372,446	558,668	—	—	—
Carrie Dolan	2/24/2014	—	—	—	665,388	4.99	2,655,166
	7/23/2014	30,777	164,144	266,734	—	—	—
Scott Sanborn	2/24/2014	—	—	—	1,350,944	4.99	5,390,809
	7/23/2014	42,047	224,250	364,406	—	—	—
John MacIlwaine	2/24/2014	—	—	—	483,920	4.99	1,931,036
	7/23/2014	28,048	149,589	243,082	—	—	—
Chaomei Chen	2/24/2014	—	—	—	326,644	4.99	1,303,440
	7/23/2014	19,315	103,015	167,399	—	—	—

(1)

Possible Payouts were calculated using Threshold, Target and Maximum percentages of 0%, 100% and 200%, respectively, for the Individual Bonus Achievement component and 25%, 100% and 150%, respectively for the Company Bonus Achievement component. Actual non-equity plan incentive plan awards received for the fiscal year 2014 performance period were $409,690, $180,558, $297,131, $170,158 and $110,741 for Mr. Laplance, Ms. Dolan, Mr. Sanborn, Mr. MacIlwaine and Ms. Chen, respectively. For more information regarding the achievement of these non-equity incentive plan awards, see “—Compensation Discussion and Analysis—Executive Compensation Program Components—Cash Bonuses.”

(2)

The aggregate grant date fair value was determined by multiplying the fair value of the option times the number of option shares granted. The fair value of the option was computed using the Black-Scholes option pricing model in accordance with FASB ASC 718. Assumptions used in the calculation of these amounts are included in Note 12 to consolidated financial statements included in our Annual Report.

2014 Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information regarding outstanding equity awards held by our NEOs that remained outstanding as of December 31, 2014.

Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date
Renaud Laplanche	2/24/2014	(1)	—	2,701,884	4.99	2/24/2024
	10/16/2012	(2)	1,000,000	1,000,000	0.70	10/16/2022
	5/28/2010	(3)	5,280,000	—	0.10	5/28/2020

Carrie Dolan	2/24/2014	(1)	—	665,388	4.99	2/24/2024
	10/16/2012	(2)	170,152	400,000	0.70	10/16/2022
	2/23/2011	(4)	171,478	—	0.10	2/23/2021

Scott Sanborn	2/24/2014	(1)	—	1,350,944	4.99	2/24/2024
	10/16/2012	(2)	500,000	500,000	0.70	10/16/2022
	5/28/2010	(5)	1,343,060	—	0.10	5/28/2020

John MacIlwaine	2/24/2014	(1)	—	483,920	4.99	2/24/2024
	10/16/2012	(6)	411,986	577,754	0.70	10/16/2022

Chaomei Chen	2/24/2014	(1)	—	326,644	4.99	2/24/2024
	2/16/2012	(7)	918,668	367,468	0.18	2/16/2022

(1)	The holder’s right to purchase the shares subject to the option vests ratably over 16 calendar quarters beginning February 24, 2015.
(2)	The holder’s right to purchase the shares subject to the option vests ratably over 16 calendar quarters beginning October 1, 2012.
(3)

The holder’s right to purchase 25% of the shares subject to the options vested on April 1, 2011, and the holder’s right to purchase the remaining shares subject to the option vests ratably over the following 12 calendar quarters

(4)

The holder’s right to purchase 25% of the shares subject to the options vested on August 16, 2011, and the holder’s right to purchase the remaining shares subject to the option vests ratably over the following 12 calendar quarters.

(5)

The holder’s right to purchase 25% of the shares subject to the options vested on May 24, 2011, and the holder’s right to purchase the remaining shares subject to the option vests ratably over the following 12 calendar quarters

(6)

The holder’s right to purchase 25% of the shares subject to the options vested on July 31, 2013, and the holder’s right to purchase the remaining shares subject to the option vests ratably over the following 12 calendar quarters

(7)

The holder’s right to purchase 25% of the shares subject to the options vested on June 1, 2012, and the holder’s right to purchase the remaining shares subject to the option vests ratably over the following 12 calendar quarters

2014 Option Exercises

The following table sets forth for each of our NEOs the number of shares of our common stock acquired upon the exercise of stock options during 2014 and the aggregate value realized upon exercise.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($) (1)
Renaud Laplanche	—	—
Carrie Dolan	646,002	5,882,119
Scott Sanborn	24,000	212,100
John MacIlwaine	232,000	2,198,502
Chaomei Chen	—	—

(1)

The value realized on exercise represents the difference between the actual sales price to a third party of the shares underlying the options exercised and the applicable exercise price of those options.

Employment Agreements

In January 2015, we entered into new employment agreements with each of our NEOs, which provide for at-will employment, a base salary in an amount determined by our Board of Directors or a committee thereof, a cash bonus based on a target percentage of the NEO’s then-current base salary determined by our Compensation Committee and standard employee benefit programs.

If an NEO other than Mr. Laplanche is terminated without cause or for good reason within 12 months following a change in control, he or she will be entitled to receive (i) a lump sum payment equal to 12 months of the NEOs base salary (as in effect immediately prior to the change in control or termination, whichever is greater), (ii) a lump sum payment equal to the greater of 100% of the NEOs target bonus or most recent actual bonus payout, (iii) 12 monthly cash payments equal to the monthly COBRA premium at the time of the NEOs termination and (iv) accelerated vesting with respect to all of the NEOs unvested equity awards. If an NEO other than Mr. Laplanche is terminated without cause or for good reason not within 12 months following a change in control, he or she will be entitled to receive (i) a lump sum payment equal to six months of the NEOs base salary, (ii) a lump sum payment of the pro-rated amount of the NEO’s bonus as if he or she had been employed through the calendar year, to be determined in our sole discretion and (iii) six monthly cash payments equal to the monthly COBRA premium at the time of the NEOs termination.

If Mr. Laplanche is terminated without cause or for good reason within 12 months following a change in control, he will be entitled to receive (i) a lump sum payment equal to 18 months of his base salary (as in effect immediately prior to the change in control or termination, whichever is greater), (ii) a lump sum payment equal to the greater of 150% of his target bonus or most recent actual bonus payout, (iii) 18 monthly cash payments equal to the monthly COBRA premium at the time of his termination and (iv) accelerated vesting with respect to all of his unvested equity awards. If Mr. Laplanche is terminated without cause or for good reason not within 12 months following a change in control, he will be entitled to receive (i) a lump sum payment equal to 12 months of his base salary, (ii) a lump sum payment of the pro-rated amount of his bonus as if he had been employed through the calendar year, to be determined in our sole discretion and (iii) 12 monthly cash payments equal to the monthly COBRA premium at the time of his termination.

All payments upon termination are subject to the NEO’s return of our property and release of claims against us. If the NEO’s employment is terminated for cause or voluntarily, then he or she will not receive any payments upon termination. Under the employment agreements, the NEOs are also subject to covenants regarding confidentiality, invention assignment and prohibition on solicitation of our employees or independent contractors for a period of six months following the termination of employment.

Under the employment agreements, “cause” means: (i) conviction in a criminal proceeding involving fraud, embezzlement, bribery, forgery, counterfeiting, extortion, dishonesty or moral turpitude, or any felony or misdemeanor charge; (ii) any act or omission by the NEO involving dishonesty, disloyalty or fraud; (iii) a breach of fiduciary duty; (iv) substantial, willful or repeated disregard of the lawful and reasonable directives of our Board of Directors or our Chief Executive Officer clearly communicated in writing to the NEO, if not remedied within 30 days of the notice; (v) a breach of any non-solicitation or other restrictive covenant set forth in any agreement between the NEO and us, if not cured within 30 days of the notice; (vi) gross negligence or willful misconduct with respect to us or our customers, clients, contractors or vendors; (vii) an order, ruling or determination by a government body, court or self-regulatory organization that imposes a bar or disqualification on the NEOs employment with us; (viii) violation of our policies against unlawful discrimination and harassment; (ix) repeated alcohol or substance abuse while performing services for us; or (x) abandonment or gross dereliction of work duties.

Under the employment agreements, “change in control” means: (i) any merger or consolidation of us with or into another entity (other than any such merger or consolidation in which our stockholders immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the outstanding capital stock or other ownership interests in the surviving corporation); (ii) any sale, transfer or other disposition, in a single transaction or series of related transactions, of all or substantially all of our assets; or (iii) any other transaction or series of related transactions pursuant to which a single person or entity (or group of affiliated persons or entities) acquires from us or our stockholders a majority of our outstanding voting power or other ownership interest.

Under the employment agreements, “good reason” means: (i) a material diminution in base compensation unless the base salary of a majority of other employees at the same level as the NEO is also proportionately reduced; (ii) a change in the geographic location at which the NEO must perform services of greater than 50 miles; or (iii) any other action or inaction that constitutes a material breach by us of the employment agreement, subject to certain exceptions.

Potential Payments Upon Termination or Change in Control

Under the terms of the new employment agreements that we entered into with each of our NEOs, they are eligible to receive certain benefits in connection with the termination of their employment, depending on the circumstances, as further described above.

The actual amounts that would be paid or distributed to our NEOs as a result of a termination event occurring in the future may be different than those set forth below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the NEO’s base salary and the market price of our common stock at the time of the termination event. Additionally, we or an acquirer may mutually agree with the NEOs on severance terms that vary from those provided in pre-existing agreements.

The tables below set forth the value of the benefits that each of our NEOs would be entitled to receive upon a qualifying termination event as of December 31, 2014. As used in the tables below, “involuntary termination” means termination without cause or for good reason, as described above.

Renaud Laplanche

	Involuntary Termination
	No Change in Control	Change in Control

Benefit
Cash severance	$461,500	$692,250
Bonus(1)	372,446	558,668
Health, dental and vision benefits	16,249	24,374
Equity vesting acceleration	—	9,467,774

Total potential severance payment	$850,195	$10,743,067

(1)

Assumes in the “no change in control” and the “change in control” scenarios a cash bonus payment equal to 100% and 150%, respectively, of Mr. Laplanche’s target bonus for the fiscal year 2014 performance period.

Carrie Dolan

	Involuntary Termination
	No Change in Control	Change in Control

Benefit
Cash severance	$165,000	$330,000
Bonus(1)	164,144	164,144
Health, dental and vision benefits	6,818	13,637
Equity vesting acceleration	—	2,408,114

Total potential severance payment	$335,962	$2,915,894

(1)	Assumes a cash bonus payment equal to 100% of Ms. Dolan’s target bonus for the fiscal year 2014 performance period.

Scott Sanborn

	Involuntary Termination
	No Change in Control	Change in Control

Benefit
Cash severance	$175,000	$350,000
Bonus(1)	224,250	224,250
Health, dental and vision benefits	8,125	16,249
Equity vesting acceleration	—	4,747,805

Total potential severance payment	$407,375	$5,338,304

(1)	Assumes a cash bonus payment equal to 100% of Mr. Sanborn’s target bonus for the fiscal year 2014 performance period.

John MacIlwaine

	Involuntary Termination
	No Change in Control	Change in Control
Benefit
Cash severance	$150,000	$300,000
Bonus(1)	149,589	149,589
Health, dental and vision benefits	5,168	10,336
Equity vesting acceleration	—	1,862,868

Total potential severance payment	$304,757	$2,322,793

(1)	Assumes a cash bonus payment equal to 100% of Mr. MacIlwaine’s target bonus for the fiscal year 2014 performance period.

Chaomei Chen

	Involuntary Termination
	No Change in Control	Change in Control
Benefit
Cash severance	$150,000	$300,000
Bonus(1)	103,015	103,015
Health, dental and vision benefits	5,665	11,331
Equity vesting acceleration	—	1,130,638

Total potential severance payment	$258,680	$1,544,984

(1)	Assumes a cash bonus payment equal to 100% of Ms. Chen’s target bonus for the fiscal year 2014 performance period.

Rule 10b5-1 Sales Plans

Certain of our directors and executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they contracted with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. All of these shares are subject to market standoff or lock-up agreements restricting their sale until June 9, 2015.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes compensation plans under which our equity securities are authorized for issuance as of December 31, 2014.

Plan Category	(a) Total Number of Securities Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted-average Exercise Price Of Outstanding Options, Warrants and Rights($)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(2)
Equity compensation plans approved by security holders	57,386,829	$3.1451	39,561,469
Equity compensation plans not approved by security holders	—	—	—

(1)	Prior to our IPO, we granted awards under our 2007 Stock Incentive Plan. Following our IPO, we granted awards under our 2014 Equity Incentive Plan.
(2)

Includes 2007 Stock Incentive Plan, 2014 Equity Incentive Plan and 2014 Employee Stock Purchase Plan. Our 2014 Equity Incentive Plan provides for automatic increases in the number of shares available for issuance under it on January 1 of each year by the lesser of 5% of the number of shares of common stock issued and outstanding on each December 31 immediately prior to the date of increase or the number determined by our board of directors. Similarly, on January 1 of each year, the aggregate number of shares of our common stock reserved for issuance under our 2014 Employee Stock Purchase Plan shall be increased automatically by the number of shares equal to 1% of the total number of outstanding shares of our common stock on the immediately preceding December 31.

REPORT OF THE COMPENSATION COMMITTEE

This report of the Compensation Committee is required by the Securities and Exchange Commission (SEC) and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (Securities Act), or under the Securities Exchange Act of 1934, as amended (Exchange Act), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Daniel Ciporin

Jeffrey Crowe (Chair)

Rebecca Lynn

John J. Mack

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2015, by:

•	each of our directors;

•	each of our named executive officers;

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options and warrants that are exercisable within 60 days after March 31, 2015. Except as otherwise indicated in the footnotes to the table below, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

We calculated percentage ownership based on 372,103,394 shares of common stock outstanding as of March 31, 2015. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of capital stock subject to RSU’s, options or other convertible securities held by that person that are exercisable within 60 days of March 31, 2015. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to the table below, addresses of named beneficial owners are in care of LendingClub Corporation, 71 Stevenson Street, Suite 300, San Francisco, California 94105.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned

Named Executive Officers and Directors:
Renaud Laplanche(1)	15,125,684	4.0%
Carrie Dolan(2)	2,479,350	*
Scott Sanborn(3)	2,655,948	*
John MacIlwaine(4)	635,186	*
Chaomei Chen(5)	1,682,438	*
Daniel Ciporin(6)	1,000,680	*
Jeffrey Crowe(7)	50,822,020	13.7%
Rebecca Lynn(8)	28,491,504	7.7%
John J. Mack(9)	2,617,720	*
Mary Meeker(10)	11,985,712	3.2%
John C. (Hans) Morris(11)	342,500	*
Lawrence Summers(12)	731,816	*
Simon Williams(13)	427,952	*

All executive officers and directors as a group (13 persons)(14)	118,998,510	30.9%
5% Stockholders:
Entities Affiliated with Norwest Venture Partners X, L.P. (7)	50,822,020	13.7%
Entities Affiliated with Canaan VII L.P. (15)	45,650,512	12.3%
Entities Affiliated with Foundation Capital VI, L.P.(16)	39,367,152	10.6%
Entities Affiliated with Morgenthaler Venture Partners IX, L.P. (8)	28,491,504	7.7%

*	Represents beneficial ownership of less than 1%.

(1)	Represents (i) 4,426,820 shares held by Mr. Laplanche, (ii) 4,000,000 shares held by Laplanche Dmitrieva Family 2012 Irrevocable Trust U/A DTD December 17, 2012 and (iii) 6,698,864 shares underlying stock options exercisable within 60 days of March 31, 2015 held by Mr. Laplanche.

(2)	Represents (i) 1,768,636 shares held by Dolan Family Trust U/A DTD 1/27/2003, (ii) 220,000 shares held by Dolan Family 2014 Irrevocable GST Exempt Trust (iii) 7,500 shares held by Ms. Dolan and (iv) 483,214 shares underlying stock options exercisable within 60 days of March 31, 2015 held by Ms. Dolan.

(3)	Represents (i) 665,956 shares held by Mr. Sanborn and (ii) 1,989,992 shares underlying stock options exercisable within 60 days of March 31, 2015 held by Mr. Sanborn.

(4)	Represents(i) 20,000 shares held by Mr. MacIlwaine and (ii) 615,186 shares underlying stock options exercisable within 60 days of March 31, 2015 held by Mr. MacIlwaine.

(5)	Represents (i) 559,624 shares held by Chaomei Chen and Yu Wu, as joint tenants with right of survivorship and (ii) 1,122,814 shares underlying stock options exercisable within 60 days of March 31, 2015 held by Ms. Chen.

(6)	Represents (i) 952,408 shares held by Mr. Ciporin and (ii) 48,272 shares held by Daniel Ciporin 2014 Family Trust.

(7)	Based solely on the Schedule 13G filed on February 17, 2015. Represents (i) 50,822,020 shares held by Norwest Venture Partners X, L.P.. The general partner of Norwest Venture Partners X, L.P. is Genesis VC Partners X, LLC. The managing member of Genesis VC Partners X, LLC is NVP Associates, LLC. Promod Haque, Matthew Howard and Jeffrey Crowe, a member of our board of directors, are officers of NVP Associates, LLC. Each of these individuals has shared voting and investment power over the shares held by Norwest Venture Partners X, L.P. The address of Norwest Venture Partners X, L.P. is 525 University Avenue, Suite 800, Palo Alto, CA 94301-1922.

(8)	Based solely on the Schedule 13G filed on February 17, 2015. Represents 28,491,504 shares held by Morgenthaler Venture Partners IX, L.P. The general partner of Morgenthaler Venture Partners IX, L.P. is Morgenthaler Management Partners IX, LLC. The managing members of Morgenthaler Management Partners IX, LLC are Robert Bellas, James Broderick, Ralph Christoffersen, Rebecca Lynn, a member of our board of directors, Gary Morgenthaler, Scott Watters, Gary Little, Robert Pavey and Henry Plain. Each of these individuals has shared voting and investment power over the shares held by Morgenthaler Venture Partners IX, L.P. The address of Morgenthaler Venture Partners IX, L.P. is 2710 Sand Hill Road, Suite 100, Menlo Park, CA 94025.

(9)	Represents (i) 714,286 shares held by Mr. Mack, (ii) 357,143 shares held by JJM 2014 GRAT Lending Club dated October 17, 2014, (iii) 357,143 shares held by JJM 2014 GRAT Lending Club II dated December 8, 2014, and (iv) 1,189,148 shares underlying stock options exercisable within 60 days of March 31, 2015 held by Mr. Mack.

(10)	Represents 11,985,712 shares held by KPCB Holdings, Inc., as nominee. The shares are held in the name of “KPCB Holdings, Inc., as nominee” for the account of KPCB Digital Growth Fund, LLC and KPCB DGF Founders Fund, LLC (collectively, the Funds). John Doerr, Ted Schlein, Brook Byers, Bing Gordon and Mary Meeker, a member of our board of directors, are managing members of KPCB DGF Associates, LLC, the managing member of the Funds and, therefore, may be deemed to share voting and investment power over the shares held by the Funds.

(11)	Represents (i) 12,500 shares held by Mr. Morris and (ii) 330,000 shares underlying stock options exercisable within 60 days of March 31, 2015 held by Mr. Morris.

(12)	Represents (i) 499,660 shares held by Mr. Summers, (ii) 180,000 shares held by Lawrence H. Summers 2012 Irrevocable Trust No. 1, (iii) 90,000 shares held by Lawrence H. Summers 2012 Irrevocable Trust No. 2, (iv) 229,656 shares held by LHS 2014 Qualified Annuity Trust #3L and (v) 2,500 shares held by a relative of Mr. Summers.

(13)	Represents 427,952 shares held by Mr. Williams, of which 128,000 are held by Camelot Financial Capital Management, LLC, an entity 100% beneficially owned by Mr. Williams.

(14)	Represents (i) 106,569,292 shares, (ii) 12,429,218 shares underlying stock options exercisable within 60 days of March 31, 2015 held by our executive officers and directors as a group.

(15)	Based solely on the Schedule 13G filed on December 23, 2014. Represents 45,650,512 shares held by Canaan VII L.P. The general partner of Canaan VII L.P. is Canaan Partners VII LLC. The managers of Canaan Partners VII LLC are Brenton Ahrens, John Balen, Stephen Bloch, Wende Hutton, Maha Ibrahim, Deepak Kamra, Gregory Kopchinsky, Guy Russo and Eric Young. Investment and voting decisions with respect to the shares held by Canaan VII L.P. are made by the managers of Canaan Partners VII LLC, collectively. The address of Canaan VII, L.P. is 285 Riverside Avenue, Suite 250, Westport, CT 06880.

(16)	Based solely on the Schedule 13G filed on February 9, 2015. Represents (i) 38,932,144 shares held by Foundation Capital VI, L.P. (FC6) and (ii) 435,008 shares held by Foundation Capital VI Principals Fund, L.L.C. (FC6P). Foundation Capital Management Co. VI, L.L.C. (FCM6) serves as the sole general partner of FC6 and serves as the manager of FC6P. As such, FCM6 possesses voting and dispositive power over the shares held by FC6 and FC6P and may be deemed to have indirect beneficial ownership of the shares held by FC6 and FC6P. Paul R. Holland is a manager of FC6. The address of Foundation Capital is 250 Middlefield Road, Menlo Park, CA 94105.

RELATED PARTY TRANSACTIONS

In addition to the executive officer and director compensation arrangements discussed in “Executive Officers, Directors and Corporate Governance” and “Executive Compensation,” above, we describe transactions since January 1, 2014, to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Transactions on Our Marketplace

Our executive officers, directors and certain affiliates (including immediate family members) have opened investor accounts on our marketplace to fund portions of borrower loans. All of these transactions were conducted on terms and conditions that were not more favorable than those obtained by investors not related to us.

The following tables summarize deposits and withdrawals made by our directors and executive officers for the periods indicated. No other related party has made deposits or withdrawals exceeding $120,000.

	Year ended December 31, 2014
	Deposits	Withdrawals
Renaud Laplanche	$1,000,000	$—
Daniel Ciporin	500,000	80,306
John J. Mack	1,850,000	303,086
Larry Summers	200,000	—

Total	$3,550,000	$383,392

	Jan. 1 – Feb. 15, 2015
	Deposits	Withdrawals
Daniel Ciporin	$250,000	$10,975

Total	250,000	$10,975

Investors’ Rights Agreement

We are party to an investors’ rights agreement which provides, among other things, that certain holders of our common stock have the right to demand that we file a registration statement or request that their shares of our common stock be covered by a registration statement that we are otherwise filing.

Review, Approval or Ratification of Transactions with Related Parties

We adopted a formal written related-party transactions policy (Transactions Policy). The Transactions Policy provides that any request for us to enter into a transaction with an executive officer, director, director nominee, beneficial owner of more than 5% of our common stock or with any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 will be presented to our Audit Committee for review, consideration and approval, or a committee comprised solely of independent directors in the event it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest.

In approving or rejecting any such proposal, we expect that our Audit Committee will consider the relevant facts and circumstances available and deemed relevant to our Audit Committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

REPORT OF THE AUDIT COMMITTEE

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

The principal purpose of the Audit Committee is to assist the Board of Directors in its general oversight of our accounting practices, system of internal controls, audit processes and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s function is more fully described in its charter.

Our management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Deloitte & Touche LLP (Deloitte), our independent registered public accounting firm for 2014, was responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed our audited financial statements for 2014 with management and with Deloitte. These audited financial statements are included in our Annual Report on Form 10-K for 2014 (Annual Report).

The Audit Committee has also discussed with Deloitte the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T regarding “Communication with Audit Committees.”

The Audit Committee also has received and reviewed the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence from us.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report for filing with the SEC.

THE AUDIT COMMITTEE

Rebecca Lynn

John C. (Hans) Morris

Simon Williams (chair)

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission (SEC) require our directors, executive officers and persons who own more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Based solely on our review of the reports filed during 2014 and questionnaires from our directors and executive officers, we determined that no director, executive officer or beneficial owner of more than 10% of our common stock failed to file a report on a timely basis during 2014.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Interested parties wishing to communicate with our Board of Directors or with an individual member or members of our Board of Directors may do so by writing to our Board of Directors or to the particular member or members of our Board of Directors, and mailing the correspondence to our General Counsel at LendingClub Corporation, 71 Stevenson St., Suite 300, San Francisco, California 94105. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the stockholder of record and beneficially by the beneficial owner.

Our General Counsel, in consultation with appropriate members of our Board of Directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our Board of Directors, or if none is specified, to the Chairman of our Board of Directors.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of nine members. In accordance with our amended and restated certificate of incorporation, our Board of Directors is divided into three staggered classes of directors. At the Annual Meeting, two Class I directors will be elected for a three-year term to succeed the same class whose term is then expiring. On April 15, 2015 Ms. Lynn notified us of her decision not to stand for reelection to our Board of Directors at the Annual Meeting. Ms. Lynn intends to serve as a member of the Board of Directors through the date of the Annual Meeting. In connection with Rebecca Lynn’s decision not to stand for reelection to our Board of Directors at the Annual Meeting, the Board of Directors will be reduced from nine to eight members, effective at the commencement of the Annual Meeting.

The following individuals, each of whom is currently serving on our Board of Directors as a Class I director, are nominated for election this year:

•	Daniel Ciporin

•	Jeffrey Crowe

The two director nominees receiving the highest number of affirmative votes will be elected. Each director’s term continues until the election and qualification of his successor, or such director’s earlier death, resignation or removal.

In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as our Board of Directors may determine. We are not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF
EACH OF THE NOMINATED DIRECTORS.

PROPOSAL TWO:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Exchange Act, we are providing stockholders with a non-binding advisory vote on the compensation of our named executive officers as described above under the heading “Executive Compensation.” This non-binding advisory vote is commonly referred to as a “say on pay” vote. The non-binding advisory vote on the compensation of our named executive officers, as disclosed in this Proxy Statement, will be determined by the affirmative vote of a majority of the shares cast for or against the matter at the Annual Meeting.

Stockholders are urged to read the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement, which discusses our executive compensation philosophy, policies and practices, and contains tabular information and narrative discussion about the compensation of our named executive officers. The Compensation Committee believes that these policies and procedures are effective in advancing our compensation philosophy and in achieving our goals.

We are asking you to indicate your support for the compensation of the named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and procedures described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, which is non-binding, “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to LendingClub Corporation’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Proxy Statement relating to its 2015 Annual Meeting of Stockholders, is hereby APPROVED.”

The vote on our named executive officer compensation is an advisory vote only and will not be binding on us. However, our Compensation Committee, which is responsible for designing and administering our executive compensation, values the opinions expressed by stockholders, and will consider the outcome of the vote when making future compensation decisions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL
OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS
DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL THREE:

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Exchange Act, we are also providing our stockholders with the opportunity to cast a non-binding, advisory vote on how frequently we should seek an advisory vote on the compensation of our named executive officers. This non-binding advisory vote is commonly referred to as a “say on frequency” vote. Under this proposal, our stockholders may cast a non-binding advisory vote on whether they would prefer to have a vote on the compensation of our named executive officers every year, every two years or every three years.

After careful consideration, the Board of Directors recommends that future advisory votes on compensation of our named executive officers be held annually. Our board believes that holding a vote every year is the most appropriate option because (i) it would enable our stockholders to provide us with input regarding the compensation of our named executive officers on an annual basis; and (ii) it is consistent with our practice of engaging with our stockholders frequently to obtain their input on our corporate governance matters and our executive compensation philosophy, policies and practices.

Stockholders are not voting to approve or disapprove the recommendation of our Board of Directors. Instead, stockholders may cast a vote on their preferred voting frequency by choosing any of the following four options with respect to this proposal: “one year,” “two years,” “three years” or “abstain.” For the reasons discussed above, we are asking our stockholders to vote for a frequency of “one year.” The option that receives the most votes cast at the Annual Meeting will be considered by the board of directors in determining the preferred frequency with which we will hold a stockholder vote to approve the compensation of our named executive officers.

The vote on this proposal is an advisory vote only and will not be binding on us. However, our Board of Directors and Compensation Committee, which is responsible for designing and administering our executive compensation, value the opinions expressed by stockholders in their vote on this proposal, and will consider the option that receives the most votes in determining the frequency of future votes on the compensation of our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE OPTION OF A
VOTE EVERY “ONE YEAR” ON THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS.

PROPOSAL FOUR:

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP (Deloitte) to be our independent registered public accounting firm for the year ending December 31, 2015, and recommends that the stockholders vote for ratification of such appointment. Deloitte has been engaged as our independent registered public accounting firm since 2013. The ratification of the selection of Deloitte as our independent registered public accounting firm for the year ending December 31, 2015 will be determined by the affirmative vote of a majority of the votes cast for or against the matter at the Annual Meeting. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We expect representatives of Deloitte to be present at the Annual Meeting, to have the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

In September 2013, our Board of Directors, with the approval of our Audit Committee, dismissed Grant Thornton LLP (Grant Thornton) and engaged Deloitte as our independent registered public accounting firm. The reports of Grant Thornton on our consolidated financial statements for the fiscal years ended March 31, 2012 and December 31, 2012 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. Additionally, during the fiscal years ended March 31, 2012 and December 31, 2012 and the subsequent interim periods through the date of dismissal, there were no disagreements with Grant Thornton on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Grant Thornton, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for those periods.

Audit and Related Fees

The following table sets forth the aggregate fees for audit and other services provided by Deloitte & Touche LLP for the years ended December 31, 2014 and 2013:

	2014	2013
Audit fees(1)(2)	$1,842,000	$530,000
Audit-related fees(3)	2,090,601	—
Tax fees(4)	25,025	—
All other fees(5)	151,847	65,000

Total fees	$4,109,473	$595,000

(1)

Audit fees consist of the aggregate fees billed for professional services rendered for (i) the audit of our annual financial statements included in our Annual Report on Form 10-K and a review of financial statements included in our Quarterly Reports on Form 10-Q and (ii) services that are normally provided in connection with statutory and regulatory filings or engagements for those years.

(2)	Includes $230,000 paid by us to Grant Thornton for services provided in the year ended December 31, 2013.
(3)

Audit-Related fees include (i) assurance and related services, merger and acquisition due diligence and related service, (ii) the filing of our registration statements, including our Registration Statement on Form S-1 related to our initial public offering and (iii) review of Securities and Exchange Commission filings.

(4)	Tax fees consist of tax consultation services.
(5)	All other fees represent fees not included in “Audit,” “Audit-Related” and “Tax fees.”

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. The Audit Committee generally pre-approves particular services or categories of services on a case-by- case basis. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals, and the fees for the services performed to date.

All of the services of Deloitte for 2013 and 2014 described above were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

OTHER BUSINESS

The Board of Directors does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to it, no matters are to be brought before the Annual Meeting except as specified in the notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to participate in the Annual Meeting via the Internet, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope, or vote via the Internet or by phone, so that your shares may be represented at the Annual Meeting.

LENDINGCLUB CORPORATION 71 STEVENSON STREET SUITE 300 SAN FRANCISCO, CA 94105

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 9, 2015, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to vote.

During The Meeting - Go to www.virtualshareholdermeeting.com/LC2015

You may participate in the Meeting via the Internet and vote during the Meeting. Have your notice in hand and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 9, 2015, the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M91959-P64832                         KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LENDINGCLUB CORPORATION			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Class I Directors		☐	☐	☐
Nominees:
01) Daniel Ciporin
02) Jeffrey Crowe

The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain

2.	Approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in our Proxy Statement.							☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:							1 Year	2 Years	3 Years	Abstain

3.	Approve, on a non-binding advisory basis, whether to hold a non-binding, advisory vote on the compensation of our named executive officers every one, two or three years.						☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain

4.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.							☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M91960-P64832

LENDINGCLUB CORPORATION

Annual Meeting of Stockholders

June 10, 2015 11:00 AM Pacific Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Renaud Laplanche and Carrie Dolan, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of LENDINGCLUB CORPORATION that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, Pacific Time on June 10, 2015, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side